FORM OF

SELLING DEALER AGREEMENT

We at Fidelity Distributors Corporation invite you (______________________________) to distribute shares of the mutual funds, or the separate series or classes of the mutual funds, listed on Schedule A attached to this Agreement (the "Portfolios"). We may periodically change the list of Portfolios by giving you written notice of the change. We are the Portfolios' principal underwriter and, as agent for the Portfolios, we offer to sell Portfolio shares to you on the following terms:

1. Certain Defined Terms: As used in this Agreement, the term "Prospectus" means the applicable Portfolio's prospectus and related statement of additional information, whether in paper format or electronic format, included in the Portfolio's then currently effective registration statement (or post-effective amendment thereto), and any information that we or the Portfolio may issue to you as a supplement to such prospectus or statement of additional information (a "sticker"), all as filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933.

2. Purchases of Portfolio Shares for Sale to Customers: (a) In offering and selling Portfolio shares to your customers, you agree to act as dealer for your own account; you are not authorized to act as agent for us or for any Portfolio.

(b) You agree to offer and sell Portfolio shares to your customers only at the applicable public offering price in accordance with the Prospectus. If your customer qualifies for a reduced sales charge pursuant to a special purchase plan (for example, a quantity discount, letter of intent, or right of accumulation) as described in the Prospectus, you agree to offer and sell Portfolio shares to your customer at the applicable reduced sales charge. You agree to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares, a copy of the then current prospectus (including any stickers thereto), unless such prospectus has already been delivered to the customer, and to each customer who so requests, a copy of the then current statement of additional information (including any stickers thereto).

(c) You agree to purchase Portfolio shares from us only to cover purchase orders that you have already received from your customers, or for your own investment. You also agree not to purchase any Portfolio shares from your customers at a price lower than the applicable redemption price, determined in the manner described in the Prospectus. You will not withhold placing customers' orders so as to profit yourself as a result of such withholding (for example, by a change in a Portfolio's net asset value from that used in determining the offering price to your customers). You represent that any order, instruction and/or related information transmitted to us by you for the purchase, redemption or exchange of Portfolio shares has been authorized by your customers.

(d) We will accept your purchase orders only at the public offering price applicable to each order, as determined in accordance with the Prospectus. We will not accept from you a conditional order for Portfolio shares. All orders are subject to acceptance or rejection by us in our sole discretion. We may, without notice, suspend sales or withdraw the offering of Portfolio shares, or make a limited offering of Portfolio shares.

(e) The placing of orders with us will be governed by instructions that we will periodically issue to you. You must pay for Portfolio shares in New York or Boston clearing house funds or in federal funds in accordance with such instructions, and we must receive your payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934 (the "1934 Act"). If we do not receive your payment on or before such settlement date, we may, without notice, cancel the sale, or, at our option, sell the shares that you ordered back to the issuing Portfolio, and we may hold you responsible for any loss suffered by us or the issuing Portfolio as a result of your failure to make payment as required.

(f) You agree to comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. You agree to offer and sell Portfolio shares only in states where you may legally offer and sell such Portfolio's shares. You will not offer shares of any Portfolio for sale unless such shares are registered for sale under the applicable state and federal laws and the rules and regulations thereunder.

(g) Certificates evidencing Portfolio shares are not available; any transaction in Portfolio shares will be effected and evidenced by book-entry on the records maintained by Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"). A confirmation statement evidencing transactions in Portfolio shares will be transmitted to you.

(h) You may designate FIIOC to execute your customers' transactions in Portfolio shares in accordance with the terms of any account, program, plan, or service established or used by your customers, and to confirm each transaction to your customers on your behalf. At the time of the transaction, you guarantee the legal capacity of your customers and any co-owners of such shares so transacting in such shares.

3. Your Compensation: (a) Your concession, if any, on your sales of Portfolio shares will be as provided in the Prospectus or in the applicable schedule of concessions issued by us and in effect at the time of our sale to you. Upon written notice to you, we or any Portfolio may change or discontinue any schedule of concessions, or issue a new schedule.

(b) If a Portfolio has adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan"), we may make distribution payments or service payments to you under the Plan. If a Portfolio does not have a currently effective Plan, we or Fidelity Management & Research Company may make distribution payments or service payments to you from our own funds. Any distribution payments or service payments will be made in the amount and manner set forth in the Prospectus or in the applicable schedule of distribution payments or service payments issued by us and then in effect. Any service payments made to you by the Portfolios are made in consideration for personal services and/or account maintenance services provided by you to shareholders of the applicable Portfolio, and you hereby represent by your acceptance of such payments that you are providing such services. Your provision of these services is not on behalf of the Portfolios or us, and you agree that we are not responsible for the manner of your performance of or for any of your acts or omissions in connection with such services. Upon written notice to you, we or any Portfolio may change or discontinue any schedule of distribution payments or service payments, or issue a new schedule. A schedule of distribution payments or service payments will be in effect with respect to a Portfolio that has a Plan only so long as that Portfolio's Plan remains in effect.

(c) After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, any concessions, distribution payments, or service payments will be allowable or payable to you only in accordance with such change, discontinuance, or termination. You agree that you will have no claim against us or any Portfolio by virtue of any such change, discontinuance, or termination. In the event of any overpayment by us of any concession, distribution payment, or service payment, you will remit such overpayment.

(d) If any Portfolio shares sold to you by us under the terms of this Agreement are redeemed by the issuing Portfolio or tendered for redemption by the customer within seven (7) business days after the date of our confirmation of your original purchase order for such shares, you agree (i) to refund promptly to us the full amount of any concession, distribution payment, or service payment allowed or paid to you on such shares, and (ii) if not yet allowed or paid to you, to forfeit the right to receive any concession, distribution payment, or service payment allowable or payable to you on such shares. We will notify you of any such redemption within ten (10) days after the date of the redemption.

4. Certain Types of Accounts: (a) You may instruct FIIOC to register purchased shares in your name and account as nominee for your customers. If you hold Portfolio shares as nominee for your customers, all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to you, and all confirmations and other communications to shareholders will be transmitted to you. You will be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whose account you hold any Portfolio shares as nominee. However, we or FIIOC on behalf of itself or the Portfolios will be responsible for the costs associated with your forwarding such printed material, confirmations, and communications. You will be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account you hold any Portfolio shares as nominee.

(b) With respect to accounts other than those accounts referred to in paragraph 4(a) above, you agree to provide us with all information (including certification of taxpayer identification numbers and back-up withholding instructions) necessary or appropriate for us to comply with legal and regulatory reporting requirements.

(c) Accounts opened or maintained pursuant to the NETWORKING system of the National Securities Clearing Corporation ("NSCC") will be governed by applicable NSCC rules and procedures and any agreement or other arrangement with us relating to NETWORKING.

(d) If you hold Portfolio shares in an omnibus account for two or more customers, you will be responsible for determining, in accordance with the Prospectus, whether, and the extent to which, a CDSC, redemption fee or similar fee is applicable to a purchase or redemption of Portfolio shares from such a customer, and you agree to transmit immediately to us any CDSC, redemption fee or similar fee to which such purchase was subject. You hereby represent that if you hold Portfolio shares subject to a CDSC, redemption fee or similar fee, you have the capability to track and account for such charge or fees. You further agree to otherwise administer and maintain the omnibus account so that the terms and conditions of the Prospectus, including those set forth above, apply to each customer, subject to such procedures, if any, that we may from time to time issue to you. We reserve the right, at our discretion, to verify your compliance with the terms and conditions of the Prospectus by inspecting your tracking and accounting system or otherwise.

5. Status as Registered Broker/Dealer: (a) Each party to this Agreement represents to the other party that (i) it is registered as a broker/dealer under the 1934 Act, (ii) it is qualified to act as a broker/dealer in the states where it transacts business, and (iii) it is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). Each party agrees to maintain its broker/dealer registration and qualifications and its NASD membership in good standing throughout the term of this Agreement. Each party agrees to abide by all of the NASD's rules and regulations, including the NASD's Conduct Rules -- in particular, Section 2830 of such Rules, which section is deemed a part of and is incorporated by reference in this Agreement. This Agreement will terminate automatically without notice in the event that either party's NASD membership is terminated.

(b) Nothing in this Agreement shall cause you to be our partner, employee, or agent, or give you any authority to act for us or for any Portfolio. Neither we nor any Portfolio shall be liable for any of your acts or obligations as a dealer under this Agreement.

6. Information Relating to the Portfolios: (a) No person is authorized to make any representations concerning shares of a Portfolio other than those contained in the Portfolio's Prospectus. In buying Portfolio shares from us under this Agreement, you will rely only on the representations contained in the Prospectus. Upon your request, we will furnish you with a reasonable number of copies of the Portfolios' current prospectuses or statements of additional information or both (including any stickers thereto).

(b) Any printed or electronic information that we furnish you (other than the Portfolios' Prospectuses and periodic reports) is our sole responsibility and not the responsibility of the respective Portfolios. You agree that the Portfolios will have no liability or responsibility to you with respect to any such printed or electronic information. We or the respective Portfolio will bear the expense of qualifying its shares under the state securities laws.

(c) You may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning Portfolio shares, other than the printed or electronic information referred to in paragraph 6(b) above, in connection with the offer or sale of Portfolio shares without obtaining our prior written approval. You may not distribute or make available to investors any information that we furnish you marked "FOR DEALER USE ONLY" or that otherwise indicates that it is confidential or not intended to be distributed to investors.

7. Indemnification: (a) We will indemnify and hold you harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of us, our agents and employees, in carrying out our obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

(b) You will indemnify and hold us harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of you, your agents and employees, in carrying out your obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

8. Customer Lists: We hereby agree that we shall not use any list of your customers which may be obtained in connection with this Agreement for the purpose of solicitation of any product or service without your express written consent. However, nothing in this paragraph or otherwise shall be deemed to prohibit or restrict us or our affiliates in any way from solicitations of any product or service directed at, without limitation, the general public, any segment thereof, or any specific individual, provided such solicitation is not based upon such list.

9. Duration of Agreement: This Agreement, with respect to any Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of a Portfolio's Trustees who are not interested persons of the Portfolio (as defined in the Investment Company Act of 1940 (the "1940 Act")), or a majority of the outstanding shares of the Portfolio, vote to terminate or not to continue the Plan. This Agreement, other than with respect to a Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

10. Amendment and Termination of Agreement: (a) We may amend any provision of this Agreement by giving you written notice of the amendment. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days' written notice of its intention to terminate. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

(b) In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you; (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief; or (iii) you are found by the SEC, the NASD, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation arising out of your activities as a broker/dealer or in connection with this Agreement, this Agreement will terminate effective immediately upon our giving notice of termination to you. You agree to notify us promptly and to immediately suspend sales of Portfolio shares in the event of any such filing or violation, or in the event that you cease to be a member in good standing of the NASD.

(c) Your or our failure to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause. The termination of this Agreement with respect to any one Portfolio will not cause its termination with respect to any other Portfolio.

11. Arbitration: In the event of a dispute, such dispute will be settled by arbitration before arbitrators sitting in Boston, Massachusetts in accordance with the NASD's Code of Arbitration Procedure in effect at the time of the dispute. The arbitrators will act by majority decision and their award may allocate attorneys' fees and arbitration costs between us. Their award will be final and binding between us, and such award may be entered as a judgment in any court of competent jurisdiction.

12. Notices: All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery (with a confirming copy by mail). All notices to us shall be given or sent to us at our offices located at 82 Devonshire Street, Mail Zone H6C, Boston, Massachusetts 02109, Attn: Broker Dealer Services Group. All notices to you shall be given or sent to you at the address specified by you below. Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 12.

13. Miscellaneous: This Agreement, as it may be amended from time to time, shall become effective as of the date when it is accepted and dated below by us. This Agreement is to be construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement supersedes and cancels any prior agreement between us, whether oral or written, relating to the sale of shares of the Portfolios or any other subject covered by this Agreement. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	Very truly yours, [SIGNATURE LINES OMITTED]